Exhibit 99.2

Juniper Networks, Inc.

1133 Innovation Way

Sunnyvale, CA 94089

October 22, 2015

CFO Commentary on Third Quarter 2015 Financial Results

Related Information

The following commentary is provided by management and should be referenced in conjunction with Juniper Networks’ third quarter 2015 financial results press release available on its Investor Relations website at http://investor.juniper.net. These remarks represent management’s current views of the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into its performance in advance of the earnings call webcast.

Q3 2015 Financial Results

GAAP

(in millions, except per share amounts and percentages)	Q3’15	Q2’15	Q3’14	Q/Q Change	Y/Y Change
Revenue	$1,248.6	$1,222.2	$1,125.9	2%	11%
Product	925.4	899.7	809.5	3%	14%
Service	323.2	322.5	316.4	— %	2%
Gross margin %	63.9%	63.9%	63.5%	—pts	0.4pts
Research and development	247.0	251.6	253.2	(2)%	(2)%
Sales and marketing	235.3	232.4	249.2	1%	(6)%
General and administrative	57.1	56.3	55.0	1%	4%
Restructuring and other benefits	—	(1.9)	(15.0)	N/M	N/M

Total operating expenses	539.4	538.4	542.4	— %	(1)%

Operating margin %	20.7%	19.9%	15.3%	0.8pts	5.4pts

Net income	$197.7	$158.0	$103.6	25%	91%

Diluted EPS(*)	$0.51	$0.40	$0.23	28%	122%

N/M - Not meaningful

(*) GAAP diluted EPS for the third quarter of 2015 includes a $0.06 benefit from a lower tax rate primarily due to changes in the year-to-date geographic mix of earnings and a nonrecurring tax benefit of approximately $18 million relating to a change in the tax treatment of stock-based compensation and research and development cost sharing arrangements due to a July 2015 Federal Tax Court decision in the case known as Altera Corp. et al. v. Commissioner.

Non-GAAP

(in millions, except per share amounts and percentages)	Q4’15 Guidance	Q3’15	Q2’15	Q3’14	Q/Q Change	Y/Y Change
Revenue(*)	$1,290 +/- $20	$1,248.6	$1,222.2	$1,095.3	2%	14%
Product(*)		925.4	899.7	794.1	3%	17%
Service(*)		323.2	322.5	301.2	— %	7%
Gross margin %	64% +/- 0.5%	64.3%	64.8%	65.2%	(0.5)pts	(0.9)pts
Research and development		215.8	218.4	215.1	(1)%	— %
Sales and marketing		221.3	217.6	231.5	2%	(4)%
General and administrative		48.3	47.7	46.1	1%	5%

Total operating expenses	$500 +/- $5	485.4	483.7	492.7	— %	(1)%

Operating margin %	~25% (mdpt. of rev.)	25.5%	25.2%	21.5%	0.3pts	4.0pts

Net income		$221.7	$208.8	$165.4	6%	34%

Diluted EPS	$0.57 - $0.60	$0.57	$0.53	$0.36	8%	58%

(*) Revenue numbers are GAAP, other than for Q3’14, which have been normalized for the sale of Junos Pulse.

The following CFO Commentary contains non-GAAP financial measures and the reconciliations to GAAP can be found at the end of this document. Also, prior year revenue has been normalized for the sale of Junos Pulse.

Overview

Our third quarter 2015 results reflected good year-over-year and sequential revenue and earnings growth. We also demonstrated the strength of the diversity of our revenue across multiple verticals, technologies, and geographies. Specifically, we saw year-over-year and sequential revenue growth in both EMEA and APAC as well as solid growth in Enterprise across all geographies. We are pleased with the ongoing year-over-year growth and healthy underlying demand from Cloud Providers, however, as we have noted this vertical can be lumpy due to the timing of deployments.

As a reminder, our second quarter 2015 results for routing in the Americas were positively impacted by the recognition of deferred revenue for the delivery of product and feature commitments.

In reviewing our top 10 customers, five were Telcos, three of which were outside of the U.S., four were Cloud or Cable Providers and one was an Enterprise customer. We expect this diversification trend to continue, demonstrating the increased relevance of our product portfolio across multiple verticals and geographies.

Our underlying demand metrics were healthy this quarter, with a year-over-year and sequential increase in product deferred revenue and a product book-to-bill greater than one.

For the quarter, we delivered strong year-over-year non-GAAP operating margin and earnings per share expansion, which reflects our solid execution, focus on revenue growth, effective management of our cost structure, and significant reduction in share count. We are pleased that we delivered results in-line with our long-term model of 39% non-GAAP operating expense as a percentage of revenue.

In the quarter, we had strong cash flow from operations of $293 million as a direct result of our improved operating margin. Capital expenditures for the quarter also increased to $71 million as we focus on investments to drive long-term productivity and support continued innovation and development of new products. We repurchased $50 million of shares and paid $39 million in dividends. Since the first quarter of 2014, inclusive of share repurchases and dividends, we have returned approximately $3.5 billion of capital to shareholders against our commitment to return $4.1 billion by the end of 2016.

Revenue

Product & Service

•

Routing product revenue: $605 million, up 13% year-over-year and essentially flat from the prior quarter. The year-over-year increase was due to growth from Telecom in EMEA, continued momentum from Cloud Providers, and strength in Enterprise across all geographies. Sequentially, the increase from Telecom and National Government was offset by declines from Cloud and Cable Providers.

•

Switching product revenue: $201 million, an increase of 30% year-over-year. This strong growth is due to data center build-outs from Enterprise, Cloud Providers, and Telecom. Quarter-over-quarter, switching product revenue increased 6% primarily due to data center build-outs in Enterprise.

•

Security product revenue: $120 million, up 13% year-over-year and 12% sequentially. The year-over-year increase was primarily due to growth in Enterprise, Cloud Providers, and Telecom. The quarter-over-quarter increase resulted from growth in Telecom and Cloud Providers.

SRX Platform and Security Software was up 27% year-over-year and 17% quarter-over-quarter, while our Screen OS and Other Legacy products were $8 million, down 55% year-over-year and 30% from the prior quarter.

Although we have reported two quarters of year-over-year growth in our security business, the timing of deployments can fluctuate. We plan to continue executing against our strategy and we expect this business to grow sustainably in 2016.

•

Service revenue: $323 million, up 7% year-over-year and flat quarter-over-quarter. The year-over-year increase in service revenue was primarily driven by new service contracts and strong contract renewals. Sequentially service revenue was flat due to the timing of deployments and certain contract renewals.

Geography

•

Americas: $713 million, up 8% year-over-year and down 3% quarter-over-quarter. The increase from a year ago was primarily due to strength in Enterprise. Service Provider was flat year-over-year as increases from Cloud Providers were offset by declines in Cable and Telecom. The quarter-over-quarter decline was due to Cloud and Cable Providers, partially offset by growth from the Enterprise market and a modest improvement from Telecom.

•	EMEA: $355 million, up 27% year-over-year and 12% from the prior quarter. The strong growth was due to Telecom in the Middle East and Germany as well as strength from the Enterprise market.

•

APAC: $181 million, up 19% year-over-year and 6% quarter-over-quarter. The year-over-year increase was primarily due to growth from Japan and ASEAN. Sequentially, we saw growth in the Enterprise market in China and Japan.

Market

•

Service Provider: $805 million, up 10% year-over-year and down 4% from the prior quarter. The year-over-year increase was primarily due to growth from Telecom in EMEA and APAC as well as an increase from Cloud Providers. The sequential decline was from Cloud Providers, due to the timing of deployments, as well as Cable Providers, partially offset by an increase in Telecom.

•

Enterprise: $444 million, up 23% from the prior year and 15% from last quarter due to strength across all technologies and all three geographies. Overall, we saw year-over-year and sequential growth in both the data center and campus and branch.

Gross Margins

•	Non-GAAP gross margins: 64.3%, compared to 65.2% from the prior year and 64.8% from last quarter.

•

Non-GAAP product gross margins: 65.4%, down seven tenths of a point from both a year ago and from last quarter due to geographic and product mix. While the pricing environment is consistently competitive, we remain focused on delivering innovation and continued improvements to our cost structure.

•

Non-GAAP service gross margins: 61.2%, down 1.8 points from a year ago and one tenth of a point quarter-over-quarter. The year-over-year decrease was due to higher project delivery costs partially offset by higher revenue.

Operating Expenses

•

Non-GAAP operating expenses: $485 million, a reduction of $7 million, or 1% year-over-year. We are pleased with our continued focus on managing our operating expenses. As reported for the quarter, operating expenses were 39% of revenue, down 4.9 points year-over-year and seven tenths of a point quarter-over-quarter, demonstrating execution against our annualized long-term model of 39%.

Operating Margins

•

Non-GAAP operating margins: We are pleased to report that our operating margins were 25.5%, an improvement of 4.0 points year-over-year and an increase of three tenths of a point sequentially. This reflects our continued focus on top line growth and cost management and demonstrates execution against our annualized long-term model of 25%.

Tax Rate

•	Non-GAAP tax rate: 25.1%, down from 27.4% last quarter, primarily due to the year-to-date change in the geographic mix of earnings.

Diluted Earnings Per Share

•

Non-GAAP diluted earnings per share: $0.57, increased $0.21 year-over-year primarily due to the positive impact from higher revenue, reduced share count, and lower operating expenses. The sequential increase of $0.04 was primarily due to higher revenue and an approximate $0.02 impact from the lower tax rate.

Balance Sheet, Cash Flow, Capital Return, and Other Financial Metrics

(in millions, except product book-to-bill, days sales outstanding (“DSO”), and headcount)	Q3’15	Q2’15	Q1’15	Q4’14	Q3’14
Cash(1)	$3,247.0	$3,076.3	$3,450.6	$3,104.9	$3,321.0
Debt	1,948.6	1,948.6	1,948.6	1,349.0	1,348.9
Net cash and investments(2)	1,298.4	1,127.7	1,502.0	1,755.9	1,972.1
Operating cash flow(3)	293.0	263.2	219.3	284.9	(69.7)
Capital expenditures	71.1	39.6	44.2	51.9	42.4
Depreciation and amortization	40.8	39.9	46.0	42.5	44.3
Share repurchases	50.0	600.0	400.0	500.0	850.0
Dividends	$38.5	$38.7	$40.8	$42.2	$43.8
Diluted shares	389.2	397.2	414.2	432.4	454.8
Product book-to-bill	>1	>1	>1	>1	1
DSO	42	39	43	49	49
Headcount	8,934	8,815	8,772	8,806	9,059

(1) Cash includes cash, cash equivalents, and investments.

(2) Net cash and investments includes, cash, cash equivalents, and investments, net of debt.

(3) Certain prior period amounts have been reclassified to conform to the current period presentation.

Balance Sheet

•	Cash: $3.2 billion, with 11% held onshore and up from the prior quarter as a result of our strong cash flow generation.

•

Debt: $1.9 billion. We continue to maintain investment grade credit ratings of BBB/Baa2 by S&P and Moody’s. We believe that our debt also has well staggered maturities and aligns with our focus on an optimal capital structure.

•

Net cash and investments: $1.3 billion. An increase of $171 million quarter-over-quarter primarily due to cash flow from operations of $293 million partially offset by outflows for capital expenditures of $71 million and share repurchases and dividend payments totaling $89 million.

Cash Flow

•	Cash flow from operations: Cash flow from operations was $293 million, up from $263 million from the prior quarter, consistent with the growth in net income.

Capital Return

•	We continue to deliver on our commitment to shareholders and execute on our capital return plan.

•	We repurchased $50 million of shares in the quarter and paid $39 million in dividends.

•	Diluted shares declined 14% year-over-year.

•	Since the first quarter of 2014, inclusive of share repurchases and dividends, we have returned approximately $3.5 billion of capital to shareholders against our commitment to return $4.1 billion by end of 2016.

•	A quarterly dividend of $0.10 per share was paid in September with the intent to grow it over time.

Demand metrics

•	Product book-to-bill was greater than 1.

•	Total deferred revenue was $1,125 million, up $51 million year-over-year and $21 million quarter-over-quarter.

•

Product deferred revenue was $241 million, an increase of $19 million year-over-year and $36 million from the prior quarter. Sequentially, the increase was primarily due to higher undelivered product and feature commitments.

DSO

•	DSO: 42 days, compared to 39 days from the prior quarter, an increase of 3 days. DSO is in-line with our expectations.

Headcount

•	8,934, a decline of 125 employees or 1% year-over-year.

Outlook

These metrics are provided on a non-GAAP basis, except for revenue and share count.

We expect the demand environment across multiple verticals to remain healthy and anticipate the diversification of our revenue to continue.

Juniper Networks estimates that for the quarter ending December 31, 2015:

•	Revenues will be approximately $1,290 million plus or minus $20 million.

•	Non-GAAP gross margin will be approximately 64%, plus or minus 0.5%.

•

Non-GAAP operating expenses will be $500 million, plus or minus $5 million. The increase in expenses is primarily due to variable costs given higher revenue and for certain strategic go-to-market investments.

•	Non-GAAP operating margin will be approximately 25% at the midpoint of revenue guidance.

•

Non-GAAP net income per share will range between $0.57 and $0.60 on a diluted basis. This assumes a flat share count from the third quarter and a non-GAAP tax rate of approximately 25.5% for the fourth quarter, assuming no renewal of the R&D tax credit for 2015.

Forward-Looking Statements

Statements in this CFO Commentary and related conference call concerning Juniper Networks’ business, economic and market outlook, revenue diversification, growth of our security business, future financial and operating results, ability to deliver revenue and earnings growth, improvements to our cost structure, innovation pipeline, capital structure, capital return program, and overall future prospects are forward looking statements that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: general economic and political conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending and spending by communication service providers and major customers; the network capacity requirements of communication service providers; contractual terms that may result in the deferral of revenue; increases in and the effect of competition; the timing of orders and their fulfillment; manufacturing and supply chain constraints; availability of key product components; ability to establish and maintain relationships with distributors, resellers and other partners; variations in the expected mix of products sold; changes in customer mix; changes in geography mix; customer and industry analyst perceptions of Juniper Networks and its technology, products and future prospects; delays in scheduled product availability; market acceptance of Juniper Networks products and services; rapid technological and market change; adoption of regulations or standards affecting Juniper Networks products, services or the networking industry; the ability to successfully acquire, integrate and manage businesses and technologies; product defects, returns or vulnerabilities; the ability to recruit and retain key personnel; significant effects of tax legislation and judicial or administrative interpretation of tax regulations; currency fluctuations; litigation settlements and resolutions; the potential impact of activities related to the execution of capital return and product rationalization; and other factors listed in Juniper Networks’ most recent report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”). All statements contained in this CFO Commentary and related conference call are made only as of the date set forth at the beginning of this document. Juniper Networks undertakes no obligation to update the information contained in this document or the related conference call in the event facts or circumstances subsequently change after the date of this document.

Use of Non-GAAP Financial Measures

This CFO Commentary contains references to the following non-GAAP financial measures: revenue; product revenue; service revenue; gross margin; product gross margin; service gross margin; product gross margin as a percentage of product revenue; service gross margin as a percentage of service revenue; gross margin as a percentage of revenue; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating expense as a percentage of revenue; operating income; operating margin; income tax rate; net income; and diluted net income per share. For important commentary on why Juniper Networks considers non-GAAP information a useful view of the company’s financial results, please see the press release furnished with our Form 8-K filed today with the SEC. With respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share-based compensation expenses, acquisition-related charges, restructuring and other (benefits) charges, impairment charges, professional services related to non-routine stockholder matters, litigation settlement and resolution charges, professional fees and other income and expenses associated with the sale of Junos Pulse, gain or loss on equity investments, retroactive impact of certain tax settlements, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in this CFO Commentary should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis due to the high variability and low visibility with respect to the charges which are excluded from these non-GAAP measures.

Juniper Networks, Inc.

Supplemental Data

(in millions)

(unaudited)

Deferred Revenue

	As of
	September 30, 2015	December 31, 2014
Deferred product revenue:
Undelivered product commitments and other product deferrals	$221.7	$180.3
Distributor inventory and other sell-through items	63.1	103.7

Deferred gross product revenue	284.8	284.0
Deferred cost of product revenue	(43.7)	(58.4)

Deferred product revenue, net	241.1	225.6
Deferred service revenue	883.8	850.1

Total	$1,124.9	$1,075.7

Reported as:
Current	$814.4	$780.8
Long-term	310.5	294.9

Total	$1,124.9	$1,075.7

Security Products: Quarterly Revenue Trend

	Q1’14(*)	Q2’14(*)	Q3’14(*)	Q4’14(*)	Q1’15	Q2’15	Q3’15
SRX Platform and Security Software	$91.3	$78.0	$87.6	$81.4	$81.1	$95.4	$111.4
Screen OS and Other Legacy	25.3	17.7	18.3	15.1	11.7	11.7	8.2
Junos Pulse	17.6	15.9	15.4	—	—	—	—

Total product revenue	$134.2	$111.6	$121.3	$96.5	$92.8	$107.1	$119.6

(*) Certain prior period amounts have been reclassified to conform to the current period presentation.

Juniper Networks, Inc.

GAAP to Non-GAAP Reconciliations

(in millions, except percentages and per share amounts)

(unaudited)

Revenue by Product & Service Ex-Junos Pulse

Revenue, As Reported

	Q1’14	Q2’14	Q3’14	Q4’14	Q1’15	Q2’15	Q3’15	Q/Q		Y/Y
Routing	$549.8	$617.8	$533.2	$523.1	$504.8	$602.4	$604.4	$2.0	—%	$71.2	13%
Switching	192.0	199.8	155.0	174.4	166.5	190.2	201.4	11.2	6%	46.4	30%
Security	134.2	111.6	121.3	96.5	92.8	107.1	119.6	12.5	12%	(1.7)	(1)%

Product	876.0	929.2	809.5	794.0	764.1	899.7	925.4	25.7	3%	115.9	14%
Service	294.1	300.3	316.4	307.6	303.3	322.5	323.2	0.7	—%	6.8	2%

Total	$1,170.1	$1,229.5	$1,125.9	$1,101.6	$1,067.4	$1,222.2	$1,248.6	$26.4	2%	$122.7	11%

Revenue, Ex-Junos Pulse

	Q1’14	Q2’14	Q3’14	Q4’14	Q1’15	Q2’15	Q3’15	Q/Q		Y/Y
Routing	$549.8	$617.8	$533.2	$523.1	$504.8	$602.4	$604.4	$2.0	—%	$71.2	13%
Switching	192.0	199.8	155.0	174.4	166.5	190.2	201.4	11.2	6%	46.4	30%
Security	116.6	95.7	105.9	96.5	92.8	107.1	119.6	12.5	12%	13.7	13%

Product	858.4	913.3	794.1	794.0	764.1	899.7	925.4	25.7	3%	131.3	17%
Service	278.7	284.8	301.2	307.6	303.3	322.5	323.2	0.7	—%	22.0	7%

Total	$1,137.1	$1,198.1	$1,095.3	$1,101.6	$1,067.4	$1,222.2	$1,248.6	$26.4	2%	$153.3	14%

Revenue by Geography Ex-Junos Pulse

Revenue, As Reported

	Q1’14	Q2’14	Q3’14	Q4’14	Q1’15	Q2’15	Q3’15	Q/Q		Y/Y
Americas	$681.5	$711.0	$678.3	$559.5	$589.0	$735.8	$712.8	$(23.0)	(3)%	$34.5	5%
EMEA	295.7	324.8	290.5	352.3	303.8	316.3	355.0	38.7	12%	64.5	22%
APAC	192.9	193.7	157.1	189.8	174.6	170.1	180.8	10.7	6%	23.7	15%

Total	$1,170.1	$1,229.5	$1,125.9	$1,101.6	$1,067.4	$1,222.2	$1,248.6	$26.4	2%	$122.7	11%

Revenue, Ex-Junos Pulse

	Q1’14	Q2’14	Q3’14	Q4’14	Q1’15	Q2’15	Q3’15	Q/Q		Y/Y
Americas	$662.7	$693.9	$662.2	$559.5	$589.0	$735.8	$712.8	$(23.0)	(3)%	$50.6	8%
EMEA	286.7	315.3	280.6	352.3	303.8	316.3	355.0	38.7	12%	74.4	27%
APAC	187.7	188.9	152.5	189.8	174.6	170.1	180.8	10.7	6%	28.3	19%

Total	$1,137.1	$1,198.1	$1,095.3	$1,101.6	$1,067.4	$1,222.2	$1,248.6	$26.4	2%	$153.3	14%

Revenue by Market Ex-Junos Pulse

Revenue, As Reported

	Q1’14	Q2’14	Q3’14	Q4’14	Q1’15	Q2’15	Q3’15	Q/Q		Y/Y
SP	$782.7	$831.8	$741.5	$744.4	$717.0	$835.3	$804.3	$(31.0)	(4)%	$62.8	8%
Enterprise	387.4	397.7	384.4	357.2	350.4	386.9	444.3	57.4	15%	59.9	16%

Total	$1,170.1	$1,229.5	$1,125.9	$1,101.6	$1,067.4	$1,222.2	$1,248.6	$26.4	2%	$122.7	11%

Revenue, Ex-Junos Pulse

	Q1’14	Q2’14	Q3’14	Q4’14	Q1’15	Q2’15	Q3’15	Q/Q		Y/Y
SP	$777.4	$827.5	$733.8	$744.4	$717.0	$835.3	$804.3	$(31.0)	(4)%	$70.5	10%
Enterprise	359.7	370.6	361.5	357.2	350.4	386.9	444.3	57.4	15%	82.8	23%

Total	$1,137.1	$1,198.1	$1,095.3	$1,101.6	$1,067.4	$1,222.2	$1,248.6	$26.4	2%	$153.3	14%

Juniper Networks, Inc.

GAAP to Non-GAAP Reconciliations

(in millions, except percentages and per share amounts)

(unaudited)

	Q3’15	Q2’15	Q3’14
GAAP gross margin - Product	$602.8	$588.0	$519.5
GAAP product gross margin % of product revenue	65.1%	65.4%	64.2%
Share-based compensation expense	1.3	1.5	1.3
Share-based payroll tax expense	—	0.1	—
Amortization of purchased intangible assets	4.7	4.7	7.1
Restructuring and other benefits	(3.5)	—	—
Memory-related, supplier component remediation charge	—	—	7.0

Non-GAAP gross margin - Product	$605.3	$594.3	$534.9

Non-GAAP product gross margin % of product revenue	65.4%	66.1%	66.1%

GAAP gross margin - Service	$194.6	$193.5	$195.3
GAAP service gross margin % of service revenue	60.2%	60.0%	61.7%
Share-based compensation expense	3.2	3.8	3.6
Share-based payroll tax expense	0.1	0.3	0.4

Non-GAAP gross margin - Service	$197.9	$197.6	$199.3

Non-GAAP service gross margin % of service revenue	61.2%	61.3%	63.0%

GAAP gross margin	$797.4	$781.5	$714.8
GAAP gross margin % of revenue	63.9%	63.9%	63.5%
Share-based compensation expense	4.5	5.3	4.9
Share-based payroll tax expense	0.1	0.4	0.4
Amortization of purchased intangible assets	4.7	4.7	7.1
Restructuring and other benefits	(3.5)	—	—
Memory-related, supplier component remediation charge	—	—	7.0

Non-GAAP gross margin	$803.2	$791.9	$734.2

Non-GAAP gross margin % of revenue	64.3%	64.8%	65.2%

GAAP research and development expense	$247.0	$251.6	$253.2
Share-based compensation expense	(31.0)	(32.5)	(37.1)
Share-based payroll tax expense	(0.2)	(0.7)	(1.0)

Non-GAAP research and development expense	$215.8	$218.4	$215.1

GAAP sales and marketing expense	$235.3	$232.4	$249.2
Share-based compensation expense	(13.0)	(13.4)	(15.9)
Share-based payroll tax expense	(0.3)	(0.8)	(0.7)
Amortization of purchased intangible assets	(0.7)	(0.6)	(1.1)

Non-GAAP sales and marketing expense	$221.3	$217.6	$231.5

GAAP general and administrative expense	$57.1	$56.3	$55.0
Share-based compensation expense	(8.0)	(7.7)	(7.4)
Share-based payroll tax expense	(0.1)	(0.1)	(0.2)
Amortization of purchased intangible assets	(0.2)	(0.3)	(0.3)
Divestiture-related charges	—	—	(1.0)
Other	(0.5)	(0.5)	—

Non-GAAP general and administrative expense	$48.3	$47.7	$46.1

Juniper Networks, Inc.

GAAP to Non-GAAP Reconciliations

(in millions, except percentages and per share amounts)

(unaudited)

	Q3’15	Q2’15	Q3’14
GAAP operating expenses	$539.4	$538.4	$542.4
GAAP operating expenses % of revenue	43.2%	44.1%	48.2%
Share-based compensation expense	(52.0)	(53.6)	(60.4)
Share-based payroll tax expense	(0.6)	(1.6)	(1.9)
Amortization of purchased intangible assets	(0.9)	(0.9)	(1.4)
Restructuring and other benefits	—	1.9	15.0
Divestiture-related charges	—	—	(1.0)
Other	(0.5)	(0.5)	—

Non-GAAP operating expenses	$485.4	$483.7	$492.7

Non-GAAP operating expenses % of revenue	38.9%	39.6%	43.8%

GAAP operating income	$258.0	$243.1	$172.4
GAAP operating margin	20.7%	19.9%	15.3%
Share-based compensation expense	56.5	58.9	65.3
Share-based payroll tax expense	0.7	2.0	2.3
Amortization of purchased intangible assets	5.6	5.6	8.5
Restructuring and other benefits	(3.5)	(1.9)	(15.0)
Memory-related, supplier component remediation charge	—	—	7.0
Divestiture-related charges	—	—	1.0
Other	0.5	0.5	—

Non-GAAP operating income	$317.8	$308.2	$241.5

Non-GAAP operating margin	25.5%	25.2%	21.5%

GAAP income tax provision	$51.9	$68.0	$62.0
GAAP income tax rate	20.8%	30.1%	37.4%
Income tax effect of non-GAAP exclusions	22.4	10.8	(0.8)

Non-GAAP provision for income tax	$74.3	$78.8	$61.2

Non-GAAP income tax rate	25.1%	27.4%	27.0%

GAAP net income	$197.7	$158.0	$103.6
Share-based compensation expense	56.5	58.9	65.3
Share-based payroll tax expense	0.7	2.0	2.3
Amortization of purchased intangible assets	5.6	5.6	8.5
Restructuring and other benefits	(3.5)	(1.9)	(15.0)
Memory-related, supplier component remediation charge	—	—	7.0
Divestiture-related charges	—	—	1.0
(Gain) loss on equity investments	(7.3)	—	1.6
Gain on legal/contract settlement, net	(4.0)	—	(10.8)
Income tax effect of non-GAAP exclusions	(22.4)	(10.8)	0.8
Other	(1.6)	(3.0)	1.1

Non-GAAP net income	$221.7	$208.8	$165.4

GAAP diluted net income per share	$0.51	$0.40	$0.23

Non-GAAP diluted net income per share	$0.57	$0.53	$0.36

Shares used in computing diluted net income per share	389.2	397.2	454.8